Exhibit 99.2

JOINT DISCLOSURE BOOKLET

FORMING PART OF THE MANAGEMENT INFORMATION CIRCULARS

RELATING TO SPECIAL MEETING OF SECURITYHOLDERS OF

PWC CAPITAL INC. AND VERSABANK

WITH RESPECT TO, AMONG OTHER THINGS,

AN AMALGAMATION INVOLVING

SUCH COMPANIES

THIS JOINT DISCLOSURE BOOKLET FORMS A PART OF EACH OF THE MANAGEMENT INFORMATION CIRCULARS REFERRED TO ABOVE AND SHOULD BE READ IN CONJUNCTION WITH THEM. THE CIRCULARS CONTAIN DISCLOSURE AND STATEMENTS FORMING PART OF AND DIRECTLY RELEVANT TO THIS JOINT DISCLOSURE BOOKLET.

November 22, 2016

JOINT DISCLOSURE BOOKLET

This is the joint disclosure booklet (the “Joint Disclosure Booklet”) of PWC Capital Inc. (“PWC”) and VersaBank (“VersaBank”) dated November 22, 2016 which contains the following Schedules:

Schedule “A” — Information Concerning PWC

Schedule “B” — Information Concerning VersaBank

Schedule “C” — Information Concerning the resulting issuer (the “Bank”) after the Transaction

Schedule “D” — Summary of the Pre-Amalgamation Agreement and Amalgamation Agreement

Schedule “E” — Pro Forma Financial Statements of the Bank

PWC Securityholders should see the following sections of the accompanying PWC Circular: “Management Information Circular — Information in this PWC Circular and the Joint Disclosure Booklet”, “Management Information Circular — Information Pertaining to VersaBank”, “Management Information Circular — Forward-Looking Information”, “Management Information Circular — Notice to PWC Securityholders in the United States” and “Management Information Circular - Currency”.

VersaBank Shareholders should see the following sections of the accompanying VersaBank Circular: “Management Information Circular — Information in this VersaBank Circular and the Joint Disclosure Booklet”, “Management Information Circular — Information Pertaining to PWC”, “Management Information Circular — Forward-Looking Information”, “Management Information Circular — Notice to VersaBank Shareholders in the United States” and “Management Information Circular - Currency”.

Any capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the management proxy circular of which this Joint Disclosure Booklet forms a part.

SCHEDULE “A”

INFORMATION CONCERNING PWC

The information concerning PWC contained in this Joint Disclosure Booklet has been provided by PWC. Although VersaBank has no knowledge that would indicate that any of such information is untrue or incomplete, VersaBank does not assume any responsibility for the accuracy or completeness of such information or the failure by PWC to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to VersaBank.

General

PWC is a holding company with its securities listed on the TSX. Its principal operating subsidiary is VersaBank, a Schedule I Canadian chartered bank, which provides lending services to selected niche markets and receives deposits through a diversified deposit broker network.

PWC was originally incorporated on November 17, 1970 under the Companies Act (Alberta) and was continued under the Canada Business Corporations Act on March 16, 1987. PWC amalgamated with PacWest Ventures Ltd. on January 1, 2002 and continued under the name Pacific & Western Credit Corp. PWC’s common shares began trading on the TSX on January 1, 2002. On April 2, 2014, PWC changed its name to PWC Capital Inc.

On August 1, 2002, PWC’s principal subsidiary, VersaBank, was continued as Pacific & Western Bank of Canada, under the Bank Act (Canada). The Bank Act (Canada) is the charter of VersaBank and governs its operations. VersaBank’s common shares began trading on the TSX on August 27, 2013. Effective May 13, 2016, VersaBank changed its name from Pacific & Western Bank of Canada to “VersaBank” pursuant to supplementary letters patent issued by OSFI.

The head and registered office of PWC is Suite 2002 — 140 Fullarton Street, London, Ontario N6A 5P2. The fiscal year end of PWC is October 31.

For further information regarding PWC, including the PWC’s inter-corporate relationships and organizational structure, see the PWC Annual Information Form for the year ended October 31, 2015 which is incorporated by reference in this Joint Disclosure Booklet.

Documents Incorporated by Reference

Information in respect of PWC has been incorporated by reference into this Joint Disclosure Booklet from documents filed with Securities Authorities. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of PWC at Suite 2002 — 140 Fullarton Street, London, Ontario N6A 5P2, by calling (519) 675-4201 or by email request to cameronm@versabank.com. In addition, copies of the documents incorporated herein by reference are available under PWC’s profile on www.sedar.com.

The following documents of PWC, filed with Securities Authorities, are specifically incorporated by reference into and form an integral part of this Joint Disclosure Booklet:

(a)                                 the PWC Annual Information Form for the year ended October 31, 2015;

(b)                                 the audited consolidated financial statements of PWC for the years ended October 31, 2015 and October 31, 2014, together with the auditors’ report thereon and the accompanying notes thereto;

(c)                                  the management’s discussion and analysis of operations and financial condition of PWC for the year ended October 31, 2015;

(d)                                 the unaudited interim consolidated financial statements of PWC filed for the three and nine month periods ended July 31, 2016 and July 31, 2015, together with the accompanying notes thereto;

(e)                                  the management’s discussion and analysis of operations and financial condition of PWC for the third quarter of fiscal 2016, dated August 30, 2016;

(f)                                   the management information circular of PWC dated March 3, 2016 relating to the annual general and special meeting of shareholders held on April 27, 2016; and

(g)                                  the material change reports dated November 9, 2015, March 16, 2016 and September 21, 2016.

Any documents of the type described in Section 11.1 of Form 44-101F1 — Short Form Prospectus Distributions filed by PWC with Securities Authorities subsequent to the date of this Joint Disclosure Booklet and prior to the Effective Date will be deemed to be incorporated by reference in this Joint Disclosure Booklet.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Joint Disclosure Booklet to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Disclosure Booklet.

Description of Share Capital

The description of PWC’s share capital, both below and elsewhere in the PWC Circular or the Joint Disclosure Booklet, is a summary only and is not exhaustive. For further information regarding PWC’s share capital, see the PWC Annual Information Form for the year ended October 31, 2015, which is incorporated by reference in this Joint Disclosure Booklet.

PWC Common Shares

PWC is authorized to issue an unlimited number of PWC Common Shares. As of the Record Date, there were 44,592,260 PWC Common Shares issued and outstanding.

PWC Common Shareholders are entitled to receive dividends as and when declared by the PWC Board, subject to the preference of the PWC Preferred Shares. PWC Common Shareholders are entitled to vote at all meetings of the shareholders, except for meetings at which only holders of another specified class or series of shares of PWC are entitled to vote separately as a class or series.

PWC Class A Preferred Shares

PWC is authorized to issue an unlimited number of PWC Class A Preferred Shares. As of the Record Date, there were 314,572 PWC Class A Preferred Shares outstanding.

The PWC Class A Preferred Shares are nonvoting, non-participating and, in certain circumstances, redeemable at the option of PWC and convertible at the option of the holder into PWC Common Shares. The holders of PWC Class A Preferred Shares are entitled to receive, as and when declared by the PWC Board, fixed preferential cumulative cash dividends at an annual rate of $0.21 per share.

PWC Class B Preferred Shares

PWC is authorized to issue an unlimited number of PWC Class B Preferred Shares. As of the Record Date, there were 1,094,058 PWC Class B Preferred Shares outstanding.

The PWC Class B Preferred Shares are non-voting, non-participating and, in certain circumstances, redeemable at the option of PWC and convertible at the option of the holder into PWC Common Shares. PWC Class B Preferred Shares are entitled to receive, as and when declared by the PWC Board, fixed subordinated cumulative cash dividends at an annual rate of $1.68 per share.

Description of Notes

The description of the PWC Series C Notes and PWC 7.5% Notes, both below and elsewhere in the PWC Circular or the Joint Disclosure Booklet, is a summary only and is not exhaustive. For further information regarding the PWC Series C Notes, see the Series C Indenture which is available under PWC’s profile at www.sedar.com.

PWC Series C Notes

As of the Record Date, there was $61,686,000 aggregate principal amount of PWC Series C Notes outstanding.

The PWC Series C Notes are unsecured, and have a maturity date of October 16, 2018. They bear interest at a rate of 9% per annum payable on the 30th day of June and the 31st day of December in each year to but excluding the maturity date. PWC has the option to satisfy all future interest obligations of its issued and outstanding PWC Series C Notes either in cash or in-kind in the form of delivery of VersaBank Common Shares held by PWC. The number of VersaBank Common Shares to be transferred to satisfy any in-kind payments on the PWC Series C Notes is based on a five day volume weighted average trading price of the VersaBank Common Shares on the TSX as of the payment date.

As of the date hereof, the PWC Series C Notes are not redeemable but are convertible in certain circumstances in accordance with the terms of the Series C Indenture. At the option of the holder, the PWC Series C Notes are convertible into VersaBank Common Shares held by PWC (the conversion price is fixed at one (1) VersaBank Common Share for every $12.00 of principal amount of PWC Series C Notes). In addition, PWC may offer to repay all or part of the principal amount of the PWC Series C Notes, from time to time, through issuance to the PWC Series C Noteholders of securities in PWC. PWC has no obligation to offer such securities for repayment of the principal amount of the PWC Series C Notes but may do so in its discretion. The PWC Series C Noteholders are not obligated to accept any securities offered by PWC for repayment of the principal amount of the PWC Series C Notes and any such acceptance will be in the sole discretion of each PWC Series C Noteholder and completely voluntary.

PWC 7.5% Notes

As of the Record Date, there was $955,000 aggregate principal amount of PWC 7.5% Notes outstanding.

The PWC 7.5% Notes were issued on March 31, 2015 and have a maturity date of March 31, 2017. They bear interest at a rate of 7.5% per annum payable semi-annually on the 31st day of March and the 30th day of September in each year to but excluding the maturity date. The PWC 7.5% Notes are secured by a pledge of certain VersaBank Common Shares held by PWC. The PWC 7.5% Notes are general senior secured obligations of PWC and rank senior in right of payment to existing and future subordinated indebtedness, if any. PWC has the right to redeem all or a part of the PWC 7.5% Notes at any time and from time to time at a price equal to 103% of the principal amount of the PWC 7.5% Notes plus accrued and unpaid interest thereon following the first anniversary of the date of their issuance. On a change of control involving an acquisition of voting control or direction over greater than 50% of the PWC Common Shares or VersaBank Common Shares, PWC may redeem all of the PWC 7.5% Notes, and the noteholders may require PWC to redeem any or all of the PWC 7.5% Notes, at a price equal to 101% of the principal amount of the PWC 7.5% Note plus accrued and unpaid interest thereon.

Market for Securities

The PWC Common Shares, PWC Class A Preferred Shares, PWC Class B Preferred Shares, and PWC Series C Notes are currently listed on the TSX under the symbols PWC, PWC.PR.A, PWC.PR.B and PWC.NT.C, respectively. PWC expects that: (i) the PWC Class A Preferred Shares will be de-listed from the TSX on or following the Redemptions, and (ii) assuming that the Transaction is completed, the PWC Common Shares, PWC Class B Preferred Shares, and PWC Series C Notes will be de-listed from the TSX.

The following tables summarize the monthly range of closing high and low prices for the PWC Common Shares, PWC Class A Preferred Shares, PWC Class B Preferred Shares, and PWC Series C Notes, as well as total monthly trading volumes of the PWC Common Shares, PWC Class A Preferred Shares, PWC Class B Preferred Shares, and PWC Series C Notes on the TSX during the twelve-month period preceding the date of this Joint Disclosure Booklet:

	PWC Common Shares			PWC Class A Preferred Shares			PWC Class B Preferred Shares
Month	High	Low	Volume	High	Low	Volume	High	Low	Volume
	($)	($)		($)	($)		($)	($)
Nov 1-18, 2016	0.130	0.085	712,037	3.05	2.95	1,600	14.25	12.43	5,626
Oct 2016	0.150	0.110	249,978	3.05	2.91	100	14.84	13.50	1,900
Sep 2016	0.230	0.125	961,695	3.00	2.80	8,500	16.50	14.50	26,427
Aug 2016	0.230	0.175	396,131	2.80	2.75	300	16.75	16.00	4,169
Jul 2016	0.200	0.175	373,144	2.75	2.75	300	16.19	15.00	5,204
Jun 2016	0.225	0.150	365,247	2.75	2.75	0	16.50	14.62	6,119
May 2016	0.200	0.145	190,114	2.75	2.50	9,500	16.80	15.85	3,718
Apr 2016	0.195	0.155	242,184	2.75	2.50	5,500	17.60	16.40	9,910
Mar 2016	0.210	0.120	564,168	2.50	2.25	15,500	17.60	15.80	8,174
Feb 2016	0.140	0.120	143,845	2.25	2.25	0	16.00	15.00	1,268
Jan 2016	0.170	0.125	265,553	2.50	2.25	2,000	15.50	15.00	3,578
Dec 2015	0.170	0.115	711,872	2.50	2.50	0	16.50	15.25	3,147
Nov 2015	0.200	0.150	1,161,004	2.50	2.50	0	18.00	15.25	8,395
Oct 2015	0.200	0.125	561,708	2.50	2.50	0	17.00	15.00	5,897

	PWC Series C Notes
Month	High ($)	Low ($)	Volume(1)
Nov 1-18, 2016	66.00	61.25	3,530
Oct 2016	65.00	62.00	790
Sep 2016	86.00	63.25	3,090
Aug 2016	86.00	84.00	2,060
Jul 2016	85.00	82.00	2,230

	PWC Series C Notes
Month	High ($)	Low ($)	Volume(1)
Jun 2016	84.00	78.00	4,280
May 2016	83.00	80.05	1,760
Apr 2016	82.00	78.01	2,660
Mar 2016	80.00	65.00	10,200
Feb 2016	65.00	57.49	990
Jan 2016	69.00	57.00	2,470
Dec 2015	73.95	62.50	3,050
Nov 2015	73.95	69.00	1,830
Oct 2015	72.00	70.00	640

Note:

(1)                                 Traded in denominations of $100 principal amount.

On September 12, 2016, the last trading day on which the PWC Common Shares, PWC Class A Preferred Shares, PWC Class B Preferred Shares and PWC Series C Notes traded prior to PWC’s announcement of the Redemptions and the Transaction, the closing price of the PWC Common Shares, PWC Class A Preferred Shares, PWC Class B Preferred Shares, and PWC Series C Notes on the TSX was $0.23, $2.80, $16.50, and $86 respectively. On November 15, 2016, the last trading day on which PWC Common Shares, PWC Class A Preferred Shares, PWC Class B Preferred Shares and PWC Series C Notes traded prior to PWC’s announcement of amendments to the exchange ratios for the PWC Common Shares and PWC Series C Notes, the closing price of the PWC Common Shares, PWC Class A Preferred Shares, PWC Class B Preferred Shares, and PWC Series C Notes on the TSX was $0.11, $2.95, $13.30, and $61.25 respectively.

Material Changes in the Affairs of PWC

To the knowledge of the directors and executive officers of PWC and except as publicly disclosed or otherwise described in this Joint Disclosure Booklet or the PWC Circular, there are no plans or proposals for material changes in the affairs of PWC.

Prior Purchases and Sales

There has been no issuance of PWC Common Shares, PWC Class A Preferred Shares, PWC Class B Preferred Shares, and PWC Series C Notes, and securities convertible into such securities, within the 12 months prior to the date hereof.

Other than as disclosed below, no PWC Common Shares or other securities of PWC have been purchased by PWC during the 12-month period preceding the date of the PWC Circular.

		Aggregate Number and Type
Description of Transaction	Date of Purchase	of Securities Purchased	Purchase Price($)
Normal Course Issuer Bid	January 5, 2016	$14,000 aggregate principal amount of PWC Series C Notes	$9,659.72
Normal Course Issuer Bid	December 23, 2015	$5,000 aggregate principal amount of PWC Series C Notes	$3,449.50

Dividend History and Interest Payments

PWC Common Shares

In the past three years, PWC has not declared or paid any dividends on the PWC Common Shares and does not currently have a policy with respect to payment of dividends. For the immediate future, PWC does not envision declaring or paying any dividends on the PWC Common Shares.

PWC Class A Preferred Shares

The holders of PWC Class A Preferred Shares are entitled to receive, as and when declared by the PWC Board, fixed preferential cumulative cash dividends at the rate of 7% of the issue price per share. Since December 31, 2002, PWC has paid dividends to the holders of PWC Class A Preferred Shares at an annual rate of $0.21 per share. PWC intends to continue paying such dividend until the completion of the redemption of the PWC Class A Preferred Shares.

PWC Class B Preferred Shares

At the PWC annual general and special meeting of shareholders held on April 9, 2015, holders of PWC Common Shares and holders of PWC Class B Preferred Shares approved amendments to the terms of the dividend provisions of the PWC Class B Preferred Shares. As of June 30, 2015, holders of PWC Class B Preferred Shares are entitled to receive, as and when declared by the PWC Board, fixed subordinated cumulative dividends at the rate of $1.68 per share per annum, payable in cash. Such dividends are paid quarterly on the last day of March, June, September and December in each year.

Since June 30, 2015 until June 30, 2016, PWC paid cash dividends to the holders of PWC Class B Preferred Shares at the rate of $1.68 per share per annum. Prior to June 30, 2015, PWC paid dividends to the holders of its PWC Class B Preferred Shares at a rate of $2.25 per share per annum, wherein $0.84 per PWC Class B Preferred Share was paid in cash and the remainder was paid in PWC Common Shares. Since the announcement of the Transaction on September 12, 2016, no more dividends have or will be declared or paid to the holders of PWC Class B Preferred Shares within the period to the completion of the Transaction.

PWC Series C Notes

PWC Series C Notes bear interest at 9.00% per annum, paid semi-annually, and allow PWC, at its option, to pay the interest either in cash or in-kind in the form of VersaBank Common Shares held by PWC. At the option of the holder, PWC Series C Notes are convertible into VersaBank Common Shares held by PWC.

For the interest payments due in 2014 and 2015, PWC elected to make the interest payments on PWC Series C Notes by way of a transfer of VersaBank Common Shares held by PWC, as follows:

Interest Payment Date	Number of VersaBank Common Shares held by PWC transferred to PWC Series C Noteholders	Price per VersaBank Common Share
December 31, 2015	493,725	$5.624
June 30, 2015	509,579	$5.449
December 31, 2014	471,266	$5.892
June 30, 2014	458,000	$6.063

On June 30, 2016 and prior to June 30, 2014, PWC paid the interest payable on PWC Series C Notes in cash.

Expenses

The estimated fees, costs and expenses of PWC in connection with the Transaction, including, without limitation, fees of the financial advisor, filing fees, legal and accounting fees and printing and mailing costs are not expected to exceed approximately $612,000.

Risk Factors

An investment in PWC is subject to certain risks. Investors should carefully consider the risk factors described under the headings “Enterprise Risk Management” and “Factors That May Affect Future Results” in PWC’s management’s discussion and analysis of financial condition and results of operations for the year ended October 31, 2015, all of which are incorporated by reference in this Joint Disclosure Booklet, as well as the risk factors set forth elsewhere in this Joint Disclosure Booklet and the PWC Circular.

Legal Proceedings

PWC is not currently a party to any material legal proceedings; however, from time to time, PWC may become party to routine litigation incidental to PWC’s business.

No penalties or sanctions were imposed by a court relating to securities legislation or by a securities regulatory authority during PWC’s recently completed financial year, nor were there any other penalties or sanctions imposed by a court or regulatory body against PWC that would likely be considered important to a reasonable investor in making an investment decision, nor were any settlement agreements entered into before a court relating to securities legislation or with a securities regulatory authority during PWC’s recently completed financial year.

SCHEDULE “B”

INFORMATION CONCERNING VERSABANK

The information concerning VersaBank contained in this Joint Disclosure Booklet has been provided by VersaBank. Although PWC has no knowledge that would indicate that any of such information is untrue or incomplete, PWC does not assume any responsibility for the accuracy or completeness of such information or the failure by VersaBank to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to PWC.

General

VersaBank, a technologically proficient Schedule I chartered bank, operates under the Bank Act (Canada) and is a member institution of the Canada Deposit Insurance Corporation. VersaBank operates using an “electronic branchless model” and sources deposits, consumer loans, commercial loans and leases electronically. VersaBank also makes residential development and commercial mortgages it sources through a well-established network of brokers and direct contact with its lending staff.

VersaBank was originally incorporated in June 1979 under The Business Corporations Act (Saskatchewan) and operated as a provincially licensed trust company. On August 1, 2002, VersaBank was granted a Schedule I bank license and continued under the Bank Act (Canada). The Bank Act (Canada) is the charter of VersaBank and governs its operations. PWC was the sole shareholder of VersaBank until the initial public offering of VersaBank’s common shares, which began trading on the TSX on August 27, 2013. Effective May 13, 2016, VersaBank changed its name from Pacific & Western Bank of Canada to “VersaBank” pursuant to supplementary letters patent issued by the Office of the Superintendent of Financial Institutions.

The head and registered office of VersaBank is Suite 2002 — 140 Fullarton Street, London, Ontario N6A 5P2. The fiscal year end of VersaBank is October 31.

For further information regarding VersaBank, including VersaBank’s inter-corporate relationships and organizational structure, see VersaBank’s Annual Information Form for the year ended October 31, 2015 which is incorporated by reference in this Joint Disclosure Booklet.

Documents Incorporated by Reference

Information in respect of VersaBank has been incorporated by reference into this Joint Disclosure Booklet from documents filed with Securities Authorities. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of VersaBank at Suite 2002 — 140 Fullarton Street, London, Ontario N6A 5P2, by calling (519) 675-4201 or by email request to cameronm@versabank.com.  In addition, copies of the documents incorporated herein by reference are available under VersaBank’s profile on www.sedar.com.

The following documents of VersaBank, filed with Securities Authorities, are specifically incorporated by reference into and form an integral part of this Joint Disclosure Booklet:

(a)                                 the VersaBank Annual Information Form for the year ended October 31, 2015;

(b)                                 the audited consolidated financial statements of Pacific & Western Bank of Canada for the years ended October 31, 2015 and October 31, 2014, together with the auditors’ report thereon and the accompanying notes thereto;

(c)                                  the management’s discussion and analysis of operations and financial condition of Pacific & Western Bank of Canada for the year ended October 31, 2015;

(d)                                 the unaudited interim consolidated financial statements of VersaBank for the three and nine month periods ended July 31, 2016 and July 31, 2015, together with the accompanying notes thereto;

(e)                                  the management information circular of Pacific & Western Bank of Canada dated March 3, 2016 relating to the annual general and special meeting of shareholders held on April 27, 2016;

(f)                                   the management’s discussion and analysis of operations and financial condition of VersaBank for the third quarter of fiscal 2016, dated August 29, 2016;

(g)                                  the material change reports dated March 16, 2016 and September 21, 2016.

Any documents of the type described in Section 11.1 of Form 44-101F1 — Short Form Prospectus Distributions filed by VersaBank with Securities Authorities subsequent to the date of this Joint Disclosure Booklet and prior to the Effective Date will be deemed to be incorporated by reference in this Joint Disclosure Booklet.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Joint Disclosure Booklet to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Disclosure Booklet.

Description of Share Capital

The description of VersaBank’s share capital, both below and elsewhere in the VersaBank Circular or the Joint Disclosure Booklet, is a summary only and is not exhaustive. For further information regarding VersaBank’s share capital, see the VersaBank Annual Information Form for the year ended October 31, 2015, which is incorporated by reference in this Joint Disclosure Booklet.

VersaBank Common Shares

VersaBank is authorized to issue an unlimited number of voting VersaBank Common Shares with no par value. As of the Record Date, there were 20,095,065 VersaBank Common Shares outstanding.

VersaBank Common Shareholders are entitled to receive dividends as and when declared by the VersaBank Board, subject to the preference of the VersaBank Preferred Shares. VersaBank Common Shareholders are entitled to vote at all meetings of shareholders, except for meetings at which only holders of another specified class or series of shares of VersaBank are entitled to vote separately as a class or series.

VersaBank Preferred Shares

VersaBank’s Board has authorized the issuance of an unlimited number of VersaBank Series 1 Preferred Shares, an unlimited number of non-cumulative floating rate preferred shares, series 2 of VersaBank (“VersaBank Series 2 Preferred Shares”), an unlimited number of VersaBank Series 3 Preferred Shares, and unlimited number of non-cumulative floating rate preferred shares, series 4 of VersaBank (“VersaBank Series 4 Preferred Shares”). As of the Record Date, there were 1,461,460 VersaBank Series 1 Preferred Shares and 1,681,320 VersaBank Series 3 Preferred Shares outstanding, each with a par value of $10.

Market for Securities

VersaBank Common Shares, VersaBank Series 1 Preferred Shares, and VersaBank Series 3 Preferred Shares are currently listed on the TSX under the symbols VB, VB.PR.A, and VB.PR.B, respectively.

The following tables summarize the monthly range of closing high and low prices for the VersaBank Common Shares, VersaBank Series 1 Preferred Shares, and VersaBank Series 3 Preferred Shares as well as total monthly trading volumes of the VersaBank Common Shares, VersaBank Series 1 Preferred Shares, and VersaBank Series 3 Preferred Shares on the TSX during the twelve-month period preceding the date of this Joint Disclosure Booklet:

	VersaBank Common Shares			VersaBank Series 1 Preferred Shares			VersaBank Series 3 Preferred Shares
	High	Low		High	Low		High	Low
Month	($)	($)	Volume	($)	($)	Volume	($)	($)	Volume
Nov 1-18, 2016	5.14	4.80	105,830	9.50	9.12	7,601	10.00	9.45	12,341
Oct 2016	5.31	4.80	82,754	9.53	9.30	3,803	10.00	9.42	6,031
Sep 2016	5.89	5.30	117,242	9.74	9.40	75,952	10.18	9.57	19,320
Aug 2016	5.85	5.55	78,162	9.74	9.44	20,759	10.05	9.60	15,147
Jul 2016	5.96	5.50	57,964	9.80	9.80	6,900	10.00	9.65	7,310
Jun 2016	5.85	5.45	109,376	9.80	9.53	31,350	10.15	9.52	5,570
May 2016	5.75	5.32	40,132	9.68	9.15	14,790	9.75	9.30	18,580
Apr 2016	5.85	5.29	73,754	9.75	9.00	12,260	10.00	9.16	10,686
Mar 2016	6.40	4.51	208,860	9.82	8.88	7,300	10.00	9.05	30,036
Feb 2016	4.98	4.55	46,328	9.79	9.72	8,599	9.80	9.01	7,127
Jan 2016	5.70	4.27	104,199	10.00	9.50	6,000	10.15	9.01	28,375
Dec 2015	5.80	5.10	258,352	10.14	9.50	11,169	10.30	9.70	11,575
Nov 2015	5.65	5.02	49,774	10.00	9.90	13,167	10.20	9.49	15,879
Oct 2015	5.69	4.19	90,322	10.40	9.95	4,362	10.13	9.66	8,390

On September 12, 2016, the last trading day on which the VersaBank Common Shares, VersaBank Series 1 Preferred Shares, and VersaBank Series 3 Preferred Shares traded prior to VersaBank’s announcement of the Amalgamation, the closing price of the VersaBank Common Shares, VersaBank Series 1 Preferred Shares, and VersaBank Series 3 Preferred Shares on the TSX was $5.80, $9.54, and $9.57 respectively. On November 15, 2016, the last trading day on which the VersaBank Common Shares, VersaBank Series 1 Preferred Shares, and VersaBank Series 3 Preferred Shares traded prior to VersaBank’s announcement of amendments to the exchange ratios for the PWC Common Shares and PWC Series C Notes, the closing price of the VersaBank Common Shares, VersaBank Series 1 Preferred Shares, and VersaBank Series 3 Preferred Shares on the TSX was $5.14, $9.10, and $9.50 respectively.

Material Changes in the Affairs of VersaBank

To the knowledge of the directors and executive officers of VersaBank and except as publicly disclosed or otherwise described in this Joint Disclosure Booklet or the VersaBank Circular, there are no plans or proposals for material changes in the affairs of VersaBank.

Prior Purchases and Sales

The following summarizes the issuance of VersaBank Common Shares, VersaBank Series 1 Preferred Shares, and VersaBank Series 3 Preferred Shares and securities convertible into such securities, within the 12 months prior to the date hereof.

		Aggregate Number and Type	Issuance Price($)/
Description of Transaction	Date of Sale/Grant	of Securities Issued	Exercise Price ($)	Expiry Date
Private placement	March 7, 2016	657,894 VersaBank Common Shares	$7.60	N/A

No VersaBank Common Shares or other securities of VersaBank have been purchased by VersaBank during the 12-month period preceding the date of the VersaBank Circular.

Dividend History

VersaBank Common Shares

In the past three years, VersaBank has not declared or paid any dividends on the VersaBank Common Shares and does not currently have a policy with respect to payment of dividends. For the immediate future, VersaBank does not envision declaring or paying any dividends on the VersaBank Common Shares.

VersaBank Series 1 Preferred Shares

Holders of VersaBank Series 1 Preferred Shares are entitled to receive, as and when declared by the VersaBank Board, fixed non-cumulative preferential cash dividends at a rate of $0.70 per share per annum, or $0.175 per share per quarter. Such dividends are paid quarterly on the last day of January, April, July and October each year.

The VersaBank Series 1 Preferred Shares were listed and posted for trading on the TSX on October 30, 2014. The initial dividend payment on VersaBank Series 1 Preferred Shares was made on January 31, 2015 in the amount of $0.176 per share. Thereafter, VersaBank has paid quarterly cash dividends to VersaBank Series 1 Shareholders at a rate of $0.175 per share and expects to continue paying them.

VersaBank Series 3 Preferred Shares

Holders of VersaBank Series 3 Preferred Shares are entitled to receive, as and when declared by the VersaBank Board, fixed non-cumulative preferential cash dividends at the rate of $0.70 per share per annum, or $0.175 per share per quarter. Such dividends are paid quarterly on the last day of January, April, July and October each year.

The VersaBank Series 3 Preferred Shares were listed and posted for trading on the TSX on February 19, 2015. The initial dividend payment on VersaBank Series 3 Preferred Shares was made on July 31, 2015 in the amount of $0.2992 per share. Thereafter, VersaBank has paid quarterly cash dividends to VersaBank Series 3 Shareholders at a rate of $0.175 per share and expects to continue paying them.

Expenses

The estimated fees, costs and expenses of VersaBank in connection with the Amalgamation, including, without limitation, fees of the financial advisor, filing fees, legal and accounting fees and printing and mailing costs are not expected to exceed approximately $1,858,000.

Risk Factors

An investment in VersaBank is subject to certain risks. Investors should carefully consider the risk factors described under the headings “Enterprise Risk Management” and “Factors That May Affect Future Results” in VersaBank’s management’s discussion and analysis of financial condition and results of operations for the year ended October 31, 2015, all of which are incorporated by reference in this Joint Disclosure Booklet, as well as the risk factors set forth elsewhere in Joint Disclosure Booklet and the VersaBank Circular.

Legal Proceedings

VersaBank is not currently a party to any material legal proceedings; however, from time to time, VersaBank may become party to routine litigation incidental to VersaBank’s business.

No penalties or sanctions were imposed by a court relating to securities legislation or by a securities regulatory authority during VersaBank’s recently completed financial year, nor were there any other penalties or sanctions imposed by a court or regulatory body against VersaBank that would likely be considered important to a reasonable investor in making an investment decision, nor were any settlement agreements entered into before a court relating to securities legislation or with a securities regulatory authority during VersaBank’s recently completed financial year.

SCHEDULE “C”

INFORMATION CONCERNING THE RESULTING ISSUER (THE “BANK”)
AFTER THE TRANSACTION

Overview of the Bank

At the Effective Time, VersaBank and PWC will amalgamate and the resulting issuer (the “Bank”) will continue to carry on the business of VersaBank as a bank under the provisions of the Bank Act (Canada).

The head and registered office of the Bank will be in the City of London, in the Province of Ontario. The fiscal year end of the Bank will be October 31.

The Bank will continue its operations under the “VersaBank” name.

Following completion of the Amalgamation, the business, operation, and management of the Bank will be substantially the same as those of VersaBank prior to the Amalgamation.

Directors and Officers

Following the completion of the Amalgamation, the board of directors of the Bank will be comprised of the following persons, which is the same as VersaBank’s current board of directors:

Name and Municipality of Residence	Proposed Position with the Bank	Director of VersaBank Since	Principal Occupation and Professional Designations	Bank Common Shares beneficially owned directly or indirectly or controlled after giving effect to the Amalgamation(1)
Robbert-Jan Brabander Richmond Hill, Ontario	Director of the Bank	November 4, 2009	Managing Director of Bells & Whistles Communications, Inc.; former Chief Financial Officer & Treasurer of General Motors of Canada Limited, M.Sc. and B.Sc. (Economics)	20,996
David A. Bratton London, Ontario	Director of the Bank	September 23, 1993	Retired, President of Bratton Consulting Inc., B.A. (Hons.), M.B.A., CHRP, FCMC	17,767
R.W. (Dick) Carter Regina, Saskatchewan	Director of the Bank	December 1, 2014	Retired, former Chief Executive Officer of the Crown Investments Corporation of Saskatchewan, FCPA, FCA, C. Dir	6,000
Arnold E. Hillier Saskatoon, Saskatchewan	Director of the Bank	December 3, 2002	Retired, former Chairman, Chief Executive Officer and Chief Financial Officer, Claude Resources Inc., B.Comm, CPA	67,438
The Honourable Thomas A. Hockin Toronto, Ontario	Chairman of the Board of the Bank	August 21, 2014	Retired, former Executive Director of the International Monetary Fund, P.C., B.A., M.P.A, Ph.D., ICD.D	8,476
Colin E. Litton Oakville, Ontario	Director of the Bank	June 1, 2010	Retired, former partner of KPMG LLP, FCPA, FCA, ICD.D	25,376
Susan T. McGovern Gormley, Ontario	Director of the Bank	May 6, 2011	Vice-President, External Relations and Advancement, University of Ontario Institute of Technology, B.Sc.	10,397
Paul G. Oliver Markham, Ontario	Director of the Bank	June 2, 2005	Retired, former senior partner of PricewaterhouseCoopers LLP, FCPA, FCA, ICD.D	18,617

Name and Municipality of Residence	Proposed Position with the Bank	Director of VersaBank Since	Principal Occupation and Professional Designations	Bank Common Shares beneficially owned directly or indirectly or controlled after giving effect to the Amalgamation(1)
Avery Pennarun New York, New York	Director of the Bank	April 27, 2016	Senior Staff Software Engineer, Google Fiber Inc., B.A.Sc., Computer Engineering	35
David R. Taylor Ilderton, Ontario	Director, President and Chief Executive Officer of the Bank	January 18, 1993	President and Chief Executive Officer of VersaBank and PWC, B.Sc. (Hons), M.B.A., F.I.C.B.	378,946

Note:

(1)                                 Represents existing VersaBank Common Shares held prior to the Amalgamation together with Bank Common Shares that will be issued in exchange for PWC Common Shares under the Amalgamation.

Following the completion of the Amalgamation, the members of the senior management of the Bank will be comprised of the following persons:

Name and Municipality of Residence	Proposed Office with the Bank	Bank Common Shares beneficially owned directly or indirectly or controlled after giving effect to the Amalgamation(1)
David R Taylor Ilderton, Ontario	President & Chief Executive Officer of the Bank	378,946
Barry D. Walter Saskatoon, Saskatchewan	Senior Vice-President and Chief Financial Officer	3,565
Shawn Clarke Ilderton, Ontario	Senior Vice-President and Chief Operating Officer	200
Ross P. Duggan London, Ontario	Senior Vice-President, Lending	1,083
Nick Kristo London, Ontario	Senior Vice-President, Credit and Chief Risk Officer	500
Jonathan F.P. Taylor Saskatoon, Saskatchewan	Senior Vice-President, Deposit Services & Human Resources	9,504
Jean-Paul Beker London, Ontario	Vice-President, Real Estate Lending	3,140
Brian A. Conley Calgary, Alberta	Vice-President, Credit	237
Michael Dixon London, Ontario	Vice-President, Consumer Lending	230
Stephanie Francis Saskatoon, Saskatchewan	Vice-President, Finance & Accounting	Nil
Joanne Johnston Saskatoon, Saskatchewan	Chief Internal Auditor	Nil
Aly Lalani London, Ontario	Vice-President, Treasurer	1,841
Kerry McDowell Virgil, Ontario	Vice-President, Credit Card Services	Nil
Scott A. Mizzen London, Ontario	Vice-President, Real Estate Finance	1,206
Cameron Mitchell Kitchener, Ontario	Vice-President, General Counsel and Corporate Secretary	Nil
Andy Min London, Ontario	Vice-President, Finance & Corporate Accounting	Nil
Jason Patterson Waterloo, Ontario	Vice-President, Investment Risk & Control	73
David Thoms London, Ontario	Vice-President, Structured & Corporate Finance	5
Steve Creery London, Ontario	Vice President, Credit	38

Note:

(1)                                 Represents existing VersaBank Common Shares held prior to the Amalgamation together with Bank Common Shares that will be issued in exchange for PWC Common Shares under the Amalgamation.

Following the closing of the Amalgamation, the directors and senior officers of the Bank are expected to beneficially own, directly or indirectly, or exercise control or direction over 575,670 Bank Common Shares, representing approximately 2.70% of the issued and outstanding Bank Common Shares.

Director Biographies

David R. Taylor, President & Chief Executive Officer, Director

Mr. Taylor has been a member of VersaBank Board since 1993. He holds an Honours Bachelor of Science degree and a Master of Business Administration degree. Mr. Taylor is currently the President and Chief Executive Officer of VersaBank and PWC. He is also a founder of Discovery Air Inc. and AMSDMS Software Inc. (formerly known as VersaBanq Innovations Inc.). Mr. Taylor is also a Fellow of the Institute of Canadian Bankers (FICB).

The Honourable Thomas A. Hockin, Chair of the Board of Directors

Mr. Hockin has been the Chairman of VersaBank Board since 2014. Previously, he served as a member of the VersaBank Board from 2005 and as the Chairman of VersaBank Board from 2008 until he became the Executive Director of the International Monetary Fund representing Canada, Ireland and the Caribbean in 2009. Mr. Hockin holds an Honours Bachelor of Arts in Business Administration, a Master of Public Administration, and Ph.D. degrees. He has served as Federal Member of Parliament for the riding of London West, Minister of State, Finance, Minister of Small Business & Tourism, and Minister of International Trade. Mr. Hockin has also served as the President and Chief Executive Officer of the Investment Funds Institute of Canada and the Canadian Institute of Financial Planning, and has chaired the Federal Expert Panel on Securities Regulation. He has been a Lecturer at Harvard University, as well as a Professor at both the University of Western Ontario and York University. Mr. Hockin is also a graduate of the Director Education Program of the Institute of Corporate Directors.

Robbert-Jan Brabander, Director

Mr. Brabander has been a member of the VersaBank Board since 2009. He holds a Bachelor of Science and a Master of Science degree in Economics. Mr. Brabander is currently Managing Director of Bells & Whistles Communications, Inc. He previously served as the Treasurer at General Motors of Canada Limited, as well as the Chief Financial Officer and Treasurer of General Motors of Canada Limited. He has also served as an independent director of PWC.

David A. Bratton, Director

Mr. Bratton has been a member of VersaBank Board since 1993. He holds an undergraduate degree in psychology and a Master of Business Administration degree. Mr. Bratton has over 35 years of human resource management and consulting experience and is a Fellow of the Ontario Institute of CMC-Canada. Mr. Bratton is retired.

R.W. (Dick) Carter, Director

Mr. Carter has been a member of VersaBank Board since 2014. He holds a Bachelor of Commerce degree, is a graduate of Queens University Executive Program, and has graduated as a Chartered Director (C.Dir) from McMaster University and the Conference Board of Canada. Prior to his retirement, Mr. Carter was the Chief Executive Officer of Crown Investments Corporation of Saskatchewan, a holding company for the province’s commercial Crown Corporations, and held another senior position in the Saskatchewan government. He is also a retired former partner of

KPMG LLP and has over 30 years audit experience, including experience in the financial services industry. Mr. Carter is also a Fellow of the Institute of Chartered Professional Accountants of Saskatchewan and is a Member of Institutes of Chartered Professional Accountants of Saskatchewan and Alberta.

Arnold E. Hillier, Director

Mr. Hillier has been a member of VersaBank Board since 2002. He holds a Bachelor of Commerce degree and CPA and CA designations. He was formerly a CEO, Chief Financial Officer and Vice President of Finance with other publicly traded corporations.

Colin E. Litton, Director

Mr. Litton has been a member of VersaBank Board since 2010. He is a Fellow of the Institute of Chartered Professional Accountants of Ontario and a Certified Director of the Institute of Corporate Directors. Mr. Litton is a retired senior partner of KPMG LLP where he was the National Director of the Banking and Finance practice. His career with KPMG since qualifying in the United Kingdom has included service in South Africa, Australia and Canada where his primary responsibility was the provision of audit and advisory services to clients in the banking and financial services industry.

Susan T. McGovern, Director

Ms. McGovern has been a member of VersaBank Board since 2011. She holds a Bachelor of Science degree. Ms. McGovern has 30 years of experience in the federal government, the Ontario Public Service, and private and not-for-profit sectors. She is Vice President, External Relations and Advancement at the University of Ontario Institute of Technology. As a senior leader, her strengths include corporate development and governance, human resource management, strategic communications, stakeholder engagement, and philanthropic development.

Paul G. Oliver, Director

Mr. Oliver has been a member of VersaBank Board since 2005. He is a Fellow of the Institute of Chartered Professional Accountants of Ontario and has been admitted to the Institute of Chartered Accountants in England and Wales. Mr. Oliver is a retired senior partner of PricewaterhouseCoopers LLP in the Financial Services Industry Practice. His practice focused on assurance, financial reporting and business advisory services, covering a broad range of organizations, with a focus in the regulated financial services industry. Mr. Oliver is also a Certified Director of the Institute of Corporate Directors.

Avery Pennarun, Director

Mr. Pennarun has been a member of VersaBank Board since 2016. He holds an Honours Bachelor of Applied Science in Computer Engineering degree. Mr. Pennarun brings to the VersaBank Board a wealth of knowledge and experience in the information technology industry. He currently works at Google Fiber Inc. in New York City as Senior Staff Software Engineer. Mr. Pennarun’s background includes four years as EVP, Software Development at Versabanq Innovations, a subsidiary of PWC.

Capital Structure

The authorized capital of the Bank shall consist of: (i) an unlimited number of common shares (the “Bank Common Shares”); and (ii) an unlimited number of non-voting preferred shares, issuable in series (the “Bank Preferred Shares”).

The Bank Common Shares

In connection with the Amalgamation, PWC Common Shares (other than PWC Common Shares with respect to which PWC Common Share Dissent Rights have been validly exercised) will be converted into Bank Common Shares on the basis of 54.508758 PWC Common Shares for one Bank Common Share. Similarly, each VersaBank Common Share will become one Bank Common Share.

The Bank Common Shares will have the same rights, privileges, restrictions and conditions as applicable to VersaBank Common Shares. Please see the VersaBank Annual Information Form for information on the rights, privileges, restrictions and conditions attached to VersaBank Common Shares.

The Bank Preferred Shares

In connection with the Amalgamation, each VersaBank Series 1 Preferred Share and VersaBank Series 3 Preferred Share will become Bank Series 1 Preferred Share and the Bank Series 3 Preferred Share, respectively.

The Bank Series 1 Preferred Shares and Bank Series 3 Preferred Shares will have the same rights, privileges, restrictions and conditions as applicable to VersaBank Series 1 Preferred Shares and VersaBank Series 3 Preferred Shares. Please see the VersaBank Annual Information Form for information on the rights, privileges, restrictions and conditions attached to VersaBank Series 1 Preferred Shares and VersaBank Series 3 Preferred Shares.

Pro Forma Financial Information of the Bank

PWC Securityholders and VersaBank Shareholders should read the unaudited pro forma financial statements of the Bank after giving effect to the Transaction for the twelve months ended October 31, 2015 and for the nine months ended and as at July 31, 2016, included in Schedule E to this Joint Disclosure Booklet. Adjustments have been made to prepare the unaudited pro forma consolidated financial statements of the Bank, which adjustments are based on certain assumptions. Both the adjustments and the assumptions made in respect thereof are described in the notes to the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of: (i) the operating or financial results that would have occurred had the Transaction actually occurred at the times contemplated by the notes to the unaudited pro forma consolidated financial statements; or (ii) of the results expected in future periods.

The unaudited pro forma consolidated financial statement information of the Bank set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of the Bank following completion of the Transaction and the accompanying notes included in Schedule E to this Joint Disclosure Booklet.

Selected Pro Forma Income Statement and Balance Sheet Information

(in thousands of Canadian dollars)	Nine months ended July 31, 2016	Year ended October 31, 2015
Statement of income:
Interest income	$52,203	$64,461
Interest expense	$23,983	$30,629
Net interest income	$28,220	$33,832
Non-interest income	$954	$1,394

(in thousands of Canadian dollars)	Nine months ended July 31, 2016	Year ended October 31, 2015
Total revenue	$29,174	$35,226
Income before income taxes	$8,949	$8,970
Net income	$6,401	$8,149

Per Bank Common Share data:
Basic and diluted income per common share	$0.23	$0.31

(in thousands of dollars)	As at July 31, 2016
Balance sheet data:
Cash and cash equivalents	$139,728
Total assets	$1,694,170
Total liabilities	$1,501,573
Equity attributable to shareholders of the Bank:
Common and preferred share capital	$184,766
Retained earnings	$7,827
Accumulated other comprehensive income	$4
Total shareholders’ equity	$192,597

Pro Forma Consolidated Capitalization

The following table sets forth the consolidated capitalization of the Bank as at July 31, 2016 after giving effect to the completion of the Transaction. For detailed information on the capitalization of PWC and VersaBank as at July 31, 2016 see PWC’s unaudited interim consolidated financial statements for the three and nine month periods ended July 31, 2016 and July 31, 2015 and VersaBank’s unaudited interim consolidated financial statements for three and nine month periods ended July 31, 2016 and July 31, 2015. See also the unaudited pro forma consolidated financial statements of the Bank following completion of the Transaction set forth in Schedule E to this Joint Disclosure Booklet.

Description (in thousands of Canadian dollars, except for share amounts)	Pro Forma as at July 31, 2016 after giving effect to the Transaction(1)
Total shareholders’ equity(2)	$192,597
Pro forma number of Bank Common Shares outstanding	21,319,516
Number of VersaBank Common Shares outstanding as at July 31, 2016	20,095,065
Adjustment to reflect the Amalgamation(2)	1,224,451
Pro forma number of Bank Preferred Shares, Series 1	1,461,460
Number of VersaBank Series 1 Preferred Shares outstanding as at July 31, 2016	1,461,460
Pro forma number of Bank Preferred Shares, Series 3	1,681,320
Number of VersaBank Series 3 Preferred Shares outstanding as at July 31, 2016	1,681,320

Notes:

(1)                                 Following completion of the Amalgamation, the authorized capital of the Bank will consist of an unlimited number of the Bank Common Shares and an unlimited number of the Bank Preferred Shares, issuable in series. See “Schedule C — Information concerning the Bank after the Transaction — Capital Structure” above.

(2)                                 Reflects the 13,839,670 Bank Common Shares to be issued to PWC Common Shareholders in connection with the Amalgamation, less the 12,615,219 VersaBank Common Shares held by PWC which will be cancelled in connection with the Amalgamation, without any payment of capital in respect thereof.

Principal Holders of the Bank Shares

After giving effect to the Amalgamation, to the knowledge of the directors and officers of PWC and VersaBank, the following persons will own, directly or indirectly, or exercise control or direction over the Bank Common Shares carrying more than 10% of the votes attached to all of the issued and outstanding Bank Common Shares:

Name	Bank Common Shares (#)	Percentage of outstanding Bank Common Shares
340268 Ontario Limited	6,671,994	31.30%

Stock Exchange Listing

On completion of the Amalgamation, the Bank Common Shares, Bank Series 1 Preferred Shares and Bank Series 3 Preferred Shares will be listed on the TSX.

Auditors

Following the Effective Time, the auditors of the Bank will be KPMG LLP, Chartered Professional Accountants, Saskatoon, Saskatchewan.

Transfer Agent and Registrar

Following the Effective Time, the transfer agent and registrar for the Bank Common Shares and the Bank Preferred Shares shall be Computershare Investor Services Inc. at its offices in Toronto, Ontario.

SCHEDULE “D”

SUMMARY OF THE PRE-AMALGAMATION AGREEMENT
AND AMALGAMATION AGREEMENT

Pre-Amalgamation Agreement

The description of the Pre-Amalgamation Agreement, both below and elsewhere in the PWC Circular or VersaBank Circular, is a summary only, is not exhaustive and is qualified in its entirety by reference to the terms of the Pre-Amalgamation Agreement, which is incorporated by reference herein and may be found on the SEDAR profiles of both PWC and VersaBank at www.sedar.com.

Representations and Warranties

The Pre-Amalgamation Agreement contains customary representations and warranties made by PWC and VersaBank to each other. Those representations and warranties were made solely for purposes of the Pre-Amalgamation Agreement and may be subject to important qualifications, limitations and exceptions agreed to by the parties in connection with negotiating its terms. In particular, some of the representations and warranties are subject to a contractual standard of materiality or Material Adverse Effect different from that generally applicable to public disclosure made to PWC Securityholders or VersaBank Shareholders, respectively, or are used for the purpose of allocating risk between the parties to the Pre-Amalgamation Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Pre-Amalgamation Agreement as statements of factual information at the time they were made or otherwise.

The representations and warranties were reciprocal and related to organization and qualification, corporate power and authority, required approvals, non-contravention, litigation, capitalization, public disclosure, financial statements and undisclosed liabilities.

Conditions to the Transaction Becoming Effective

The Pre-Amalgamation contemplates the completion of each of the PWC Recapitalization, the Debt Satisfaction and the Amalgamation, in such order, substantially concurrently with each other. The obligations of PWC and VersaBank to complete those transactions are subject to certain conditions having been waived or satisfied under the Pre-Amalgamation Agreement as described below.

Mutual Conditions

The respective obligations of PWC and VersaBank to complete the transactions contemplated by the Pre-Amalgamation Agreement are subject to the satisfaction or mutual waiver of the following conditions on or before the Effective Date:

(a)         the VersaBank Amalgamation Resolution shall have been approved and adopted by the VersaBank Shareholders, voting together as a single class, at the VersaBank Meeting in accordance with VersaBank’s Constating Documents and Law;

(b)         the PWC Securityholder Approval shall have been obtained;

(c)          holders of no more than 2% of all of the issued and outstanding PWC Common Shares (as of the Record Date for the PWC Common Shareholders Meeting) shall have validly exercised their PWC Common Share Dissent Rights (and shall not have withdrawn such rights);

(d)         holders of no more than 2% of all of the issued and outstanding PWC Class B Preferred Shares (as of the Record Date for the PWC Class B Shareholders Meeting) shall have validly exercised their PWC Class B Dissent Rights (and shall not have withdrawn such rights);

(e)          holders of no more than 2% of all of the issued and outstanding PWC Series C Notes (as of the Record Date for the PWC Series C Noteholders Meeting) shall have validly exercised their PWC Series C Dissent Rights (and shall not have withdrawn such rights);

(f)           all necessary regulatory approvals shall have been given or obtained on terms acceptable to PWC and VersaBank, each acting reasonably, and each such regulatory approval is in force and has not been modified;

(g)          all of the conditions in respect of the PWC Recapitalization, the Amalgamation and the Debt Satisfaction shall have been satisfied such that all of the transactions will be consummated substantially concurrently with each other; and

(h)         no Law is in effect that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins PWC or VersaBank from consummating the Amalgamation.

The foregoing conditions are for the mutual benefit of the parties and may be waived, in whole or in part, by mutual consent of PWC and VersaBank at any time.

PWC Conditions

The obligation of PWC to complete the transactions contemplated by the Pre-Amalgamation is subject to the satisfaction or waiver of the following conditions on or before the Effective Date:

(a)         the representations and warranties made by VersaBank in the Pre-Amalgamation Agreement are true and correct as of the Effective Date, subject to certain exceptions and qualifications, and VersaBank shall have delivered a certificate confirming the same;

(b)         VersaBank shall have fulfilled or complied in all material respects with each of its covenants contained in the Pre-Amalgamation Agreement and the Amalgamation Agreement to be fulfilled or complied with by it prior to the Effective Date and shall have delivered a certificate confirming the same; and

(c)          there shall not have been or occurred a Material Adverse Effect with respect to VersaBank.

The foregoing conditions are for the exclusive benefit of PWC and may be waived by PWC at any time, in whole or in part, without prejudice to any other rights that PWC may have.

VersaBank Conditions

The obligation of VersaBank to complete the transactions contemplated by the Pre-Amalgamation is subject to the satisfaction or waiver of the following conditions on or before the Effective Date:

(a)         the representations and warranties made by PWC in the Pre-Amalgamation Agreement are true and correct as of the Effective Date, subject to certain exceptions and qualifications, and PWC shall have delivered a certificate confirming the same;

(b)         PWC shall have fulfilled or complied in all material respects with each of its covenants contained in the Pre-Amalgamation Agreement and the Amalgamation Agreement to be fulfilled or complied with by it prior to the Effective Date and shall have delivered a certificate confirming the same;

(c)          the PWC Debt Repayment has been consummated in a form satisfactory to VersaBank, acting reasonably; and

(d)         there shall not have been or occurred a Material Adverse Effect with respect to PWC.

The foregoing conditions are for the exclusive benefit of VersaBank and may be waived by VersaBank at any time, in whole or in part, without prejudice to any other rights that VersaBank may have.

Non-Solicitation Covenant

Each party has covenanted and agreed that, except as expressly contemplated by the Pre-Amalgamation Agreement until the earlier of the Effective Time or the date, if any, on which the Pre-Amalgamation Agreement is terminated in accordance with its terms, neither party shall, directly or indirectly, through Representatives:

(a)         solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of PWC or VersaBank or any Subsidiary, as applicable, or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for such party;

(b)         enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the other party) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for such party;

(c)          withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the PWC Board Recommendation or VersaBank Board Recommendation, as applicable;

(d)         accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal for such party (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for such party for a period of no more than five Business Days following such public announcement or public disclosure will not be considered to be in violation of the Pre-Amalgamation Agreement (or in the event that the Meetings are scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Meetings)); or

(e)          accept or enter into (other than a confidentiality agreement permitted by and in accordance with the Pre-Amalgamation Agreement), or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal for such party.

Notwithstanding the above if at any time prior to the Effective Date, either party receives a written Acquisition Proposal for such party, such party may (i) contact the Person making such Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal, and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of such party or its Subsidiaries, if and only if, in the case of clause (ii):

(a)         such party’s board of directors first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(b)         such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such party or any of its Subsidiaries;

(c)          such party has been, and continues to be, in compliance with its obligations under the non-solicitation covenants in the Pre-Amalgamation Agreement; and

(d)         prior to providing any such copies, access or disclosure to such Person, such party enters into a confidentiality and standstill agreement with such Person (unless such Person is already a party to a confidentiality and standstill agreement with such party) that is on customary terms, and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the other party.

Furthermore, at any time prior to the Meetings, the PWC Board or the VersaBank Board may withdraw or modify the PWC Board Recommendation or the VersaBank Board Recommendation, respectively, in a manner adverse to the other party if such board of directors determines in good faith that the withdrawal or modification of such recommendation is required in order for the PWC Board or the VersaBank Board, respectively, to comply with its fiduciary obligations under applicable Law. For greater certainty, in the event the PWC Board or the VersaBank Board withdraws or modifies the PWC Board Recommendation or the VersaBank Board Recommendation, respectively, each party shall continue to be obligated to convene and conduct their respective Meetings in accordance with the Pre-Amalgamation Agreement.

Superior Proposals

If either party receives an Acquisition Proposal for such party that constitutes a Superior Proposal prior to the Effective Date, such party may, subject to compliance with the Pre-Amalgamation Agreement, enter into a definitive agreement with respect to such Acquisition Proposal, if and only if:

(a)         the Person making the Superior Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the such party or any of its Subsidiaries;

(b)         such party has been, and continues to be, in compliance with its obligations under the non-solicitation covenants in the Pre-Amalgamation Agreement;

(c)          such party has delivered to the other party a written notice of the determination of its board of directors that such Acquisition Proposal constitutes a Superior Proposal and of the intention of such party to enter into such definitive agreement with respect to such Superior Proposal, (the “Superior Proposal Notice”);

(d)         such party has provided the other party a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to such party in connection therewith;

(e)          at least five (5) Business Days have elapsed from the date that is the later of the date on which the other party received the Superior Proposal Notice and the date on which such party received all of the materials set forth in d) above;

(f)           such party’s board of directors (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal and (ii) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure by such party’s board of directors to recommend that such party enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(g)          prior to or concurrently with entering into such definitive agreement such party terminates the Pre-Amalgamation Agreement.

Each party’s board of directors shall promptly reaffirm the PWC Board Recommendation or the VersaBank Board Recommendation, as applicable, by press release after any Acquisition Proposal for such party which is not determined to be a Superior Proposal is publicly announced or publicly disclosed. Each party shall provide the other party and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the other party and its counsel.

If either party provides a Superior Proposal Notice after a date that is less than ten (10) Business Days before the Meetings, such party shall either proceed with or shall postpone its Meeting to a date that is not more than fifteen (15) Business Days after the scheduled date, as directed by the other party acting reasonably; provided, however, that neither Meeting shall be adjourned or postponed to a date later than five (5) Business Days prior to the Outside Date.

Termination

The Pre-Amalgamation Agreement may be terminated prior to the Effective Time in certain circumstances as described below. No termination fee will be payable on the termination of the Pre-Amalgamation Agreement.

Mutual Termination

Either PWC or VersaBank may terminate the Pre-Amalgamation Agreement prior to the Effective Time in the following circumstances:

(a)                                 by mutual written consent;

(b)                                 if the VersaBank Shareholder Approval or the PWC Securityholder Approval is not obtained at the VersaBank Meeting or any of the PWC Meetings, respectively, provided that a party may not terminate the Pre-Amalgamation Agreement if the failure to obtain such approval has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such party to perform any of its covenants or agreements under the Pre-Amalgamation Agreement;

(c)                                  if any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the transactions contemplated by the Pre-Amalgamation Agreement illegal or otherwise prohibits their consummation, and such Law has, if applicable, become final and non-appealable; or

(d)                                 if the Effective Time does not occur on or prior to the Outside Date, provided that a party may not terminate the Pre-Amalgamation Agreement if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such party to perform any of its covenants or agreements under the Pre-Amalgamation Agreement.

Termination by PWC

PWC is also entitled to terminate the Pre-Amalgamation Agreement prior to the Effective Time in the following circumstances:

(a)                                 subject to compliance with the notice and cure provisions in the Pre-Amalgamation Agreement, if VersaBank breaches any of its representations, warranties, covenants or agreements contained in the Pre-Amalgamation Agreement, which breach would cause any of the conditions to PWC’s obligation to complete the Pre-Amalgamation Agreement not to be satisfied, provided, however, that PWC is not then in breach of the Pre-Amalgamation Agreement so as to cause any of the conditions to VersaBank’s obligation to complete the Pre-Amalgamation Agreement not to be satisfied; and

(b)                                 if the PWC Board approves, and authorizes PWC to enter into, a definitive agreement providing for the implementation of a Superior Proposal prior to the Meetings.

Termination by VersaBank

VersaBank is also entitled to terminate the Pre-Amalgamation Agreement prior to the Effective Time in the following circumstances:

(a)                                 subject to compliance with the notice and cure provisions in the Pre-Amalgamation Agreement, if PWC breaches any of its representations, warranties, covenants or agreements contained in the Pre-Amalgamation Agreement, which breach would cause any of the conditions to VersaBank’s obligation to complete the Pre-Amalgamation Agreement not to be satisfied, provided, however, that VersaBank is not then in breach of the Pre-Amalgamation Agreement so as to cause any of the conditions to PWC’s obligation to complete the Pre-Amalgamation Agreement not to be satisfied; and

(b)                                 if the VersaBank Board approves, and authorizes VersaBank to enter into, a definitive agreement providing for the implementation of a Superior Proposal prior to the Meetings.

OSFI Approval

Additionally, either party may terminate the Pre-Amalgamation Agreement in the event that the Superintendent does not approve the Amalgamation Agreement, as required under section 225 of the Bank Act, or if either party determines, acting reasonably, that OSFI approval will not be obtained on (i) a timely basis or (ii) on terms not reasonably acceptable to it.

As of the date of this Joint Disclosure Booklet, VersaBank has received OSFI’s approval of the Amalgamation Agreement.

Amalgamation Agreement

The description of the Amalgamation Agreement, both below and elsewhere in the PWC Circular or VersaBank Circular, is a summary only, is not exhaustive and is qualified in its entirety by reference to the terms of the Amalgamation Agreement, which is incorporated by reference herein and may be found on the SEDAR profiles of both PWC and VersaBank at www.sedar.com.

Corporate Organization

The Amalgamation Agreement provides, that the name of the corporation resulting from the amalgamation, its head office, its powers, fiscal year end, auditors, authorized share capital and related share provisions, its transfer agents for its issued and outstanding shares, its directors, and its by-laws shall all be the same as those of VersaBank prior to the Amalgamation.

Termination

The Amalgamation Agreement shall automatically terminate on: (i) the date and time that the Pre-Amalgamation Agreement is terminated in accordance with its terms, or (ii) the date on which the Superintendent provides notice in writing, such notice being final and non-appealable, that the approval required by Section 225 of the Bank Act will not be granted

Indemnification and Insurance

Prior to the Effective Date, and to the extent necessary, VersaBank shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by VersaBank which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the parties will cause the Bank and its subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that VersaBank will not be required to pay any amounts in respect of such coverage prior to the Effective Time.

From and after the Effective Date, the Bank shall indemnify, defend and hold harmless, in each case to the full extent permitted under applicable Law and the Bank’s letters patent and by-laws, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer or director of either party and their respective heirs, executors, administrators and other legal representatives, against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of either, pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date.

Dissent Rights

The Amalgamation Agreement provides that PWC Common Shares with respect to which PWC Common Share Dissent Rights have been validly exercised shall not be exchanged for Bank Common Shares at the Effective Time. However, if a holder of PWC Common Shares fails to perfect or effectively withdraws its claim under section 190 of the CBCA or forfeits its right to make such a claim, or if such holder’s rights as a shareholder of PWC are otherwise reinstated, each PWC Common Share held by such holder shall thereupon be deemed to have been exchanged for Bank Common Shares as of the Effective Time as if such holder had participated in, and on the terms provided for, the exchange referred to in section 17(1)(f) of the Amalgamation Agreement.

SCHEDULE “E”

PRO FORMA FINANCIAL STATEMENTS OF THE BANK

VersaBank

Proforma Consolidated Balance Sheet

As at July 31, 2016

(unaudited)

(thousands of Canadian dollars)

		Adjustments for		PWC Capital Inc.			VersaBank	Versabank
		PWC Capital Inc.		prior to	Amalgamation		Proforma	Pre-Amalgamation
As at	PWC Capital Inc.	Transactions	Notes	Amalgamation	Adjustments	Notes	Consolidated	(note 4)

Assets

Cash and cash equivalents	$142,198	$3,345	2(a)	$142,198	$(2,470)	3(b)	$139,728	$142,048
		(3,345)	2(b)
Securities	9,980			9,980			9,980	9,980
Loans, net of allowance for credit losses	1,499,006			1,499,006			1,499,006	1,499,006
Other assets	30,817			30,817	13,971	3(a)	45,456	34,260
					668	3(b)

	$1,682,001	$—		$1,682,001	$12,169		$1,694,170	$1,685,294

Liabilities and Equity

Deposits	$1,357,963			$1,357,963			$1,357,963	$1,357,963
Notes payable	82,045	3,345	2(a)	14,239			14,239	14,039
		(931)	2(b)
		(59,675)	2(d)
		1,050	2(b)
		(11,595)	2(e)
Securitization liabilities	43,685			43,685			43,685	43,685
Other liabilities	88,758	(25)	2(b)	85,686			85,686	85,070
		(1,300)	2(b)
		(1,050)	2(b)
		(153)	2(c)
		(470)	2(d)
		(44)	2(e)
		(30)	2(f)
Preferred share liabilities	25,320	(25,320)	2(c)	—	—		—	—
	1,597,771	(96,198)		1,501,573	—		1,501,573	1,500,757

Equity (deficit) attributable to shareholders:
Common and preferred share capital (note 4)	29,285	(1,061)	2(b)	129,014	57,554	3(a)	184,766	176,706
		23,656	2(c)		(1,802)	3(b)
		65,417	2(d)
		11,694	2(e)
		23	2(f)
Retained earnings (deficit)	(31,926)	(28)	2(b)	(35,457)	43,284	3(a)	7,827	7,827
		1,817	2(c)
		(5,272)	2(d)
		(55)	2(e)
		7	2(f)
Other equity	(1,516)	—		(1,516)	1,516	3(a)	—	—
Accumulated other comprehensive income	3			3	1	3(a)	4	4
	(4,154)	96,198		92,044	100,553		192,597	184,537
Non-controlling interests	88,384			88,384	(88,384)	3(a)	—	—
	84,230	96,198		180,428	12,169		192,597	184,537

	$1,682,001	$—		$1,682,001	$12,169		$1,694,170	$1,685,294

VersaBank

Proforma Consolidated Statements of Income (Loss)

For the nine months ended July 31, 2016

(unaudited)

(thousands of Canadian dollars, except per share amounts)

				VersaBank	VersaBank
	PWC			Proforma	Pre-
	Capital Inc.	Adjustments	Notes	Consolidated	Amalgamation

Interest income:
Loans	$51,287	$—		$51,287	$51,287
Securities	916	—		916	913
	52,203	—		52,203	52,200
Interest expense:
Deposits and other	22,922	—		22,922	22,812
Notes payable	6,294	(85)	2(b)	1,061	1,050
		(4,779)	2(d)
		(369)	2(e)
Preferred share liabilities	1,848	(1,848)	2(c)	—	—
	31,064	(7,081)		23,983	23,862

Net interest income	21,139	7,081		28,220	28,338

Non-interest income	954	—		954	953
Total revenue	22,093	7,081		29,174	29,291

Provision for credit losses	449	—		449	449
	21,644	7,081		28,725	28,842
Non-interest expenses:
Salaries and benefits	10,530	2	2(f)	10,532	10,493
General and administrative	7,336	—		7,336	6,870
Premises and equipment	1,365	—		1,365	1,814
	19,231	2		19,233	19,177
Restructuring charges	543	—		543	543
	19,774	2		19,776	19,720

Income before income taxes	1,870	7,079		8,949	9,122

Income tax provision	3,099	(551)	2(c)	2,548	2,548

Net income (loss)	$(1,229)	$7,630		$6,401	$6,574

Basic and diluted income (loss) per common share (note 5)	$(0.10)			$0.23	$0.25

Weighted average number of common shares outstanding	44,592,000			21,007,000	19,783,000

VersaBank

Proforma Consolidated Statements of Comprehensive Income (Loss)

For the nine months ended July 31, 2016

(unaudited)

(thousands of Canadian dollars)

			VersBank	VersBank
	PWC		Proforma	Pre-
	Capital Inc.	Adjustments	Consolidated	Amaglamation

Net income (loss)	$(1,229)	$7,630	$6,401	$6,574

Other comprehensive income (loss), net of tax
Net unrealized losses on assets held as available-for-sale	(9)	—	(9)	(9)

Comprehensive income (loss)	$(1,238)	$7,630	$6,392	$6,565

VersaBank

Proforma Consolidated Statements of Income (Loss)

For the year ended October 31, 2015

(unaudited)

(thousands of Canadian dollars, except per share amounts)

				VersaBank	VersaBank
	PWC			Proforma	Pre-
	Capital Inc.	Adjustments	Notes	Consolidated	Amalgamation

Interest income:
Loans	$62,973	$—		$62,973	$62,973
Securities	1,488	—		1,488	1,484
	64,461	—		64,461	64,457
Interest expense:
Deposits and other	29,223	—		29,223	29,091
Notes payable	7,950	(80)	2(b)	1,406	1,392
		(6,322)	2(d)
		(142)	2(e)
Preferred share liabilities	3,347	(3,347)	2(c)	—	—
	40,520	(9,891)		30,629	30,483

Net interest income	23,941	9,891		33,832	33,974

Non-interest income	3,183	(1,789)	2(c)	1,394	1,394
Total revenue	27,124	8,102		35,226	35,368

Provision for credit losses	1,545	—		1,545	1,545
	25,579	8,102		33,681	33,823
Non-interest expenses:
Salaries and benefits	13,015	29	2(f)	13,044	13,041
General and administrative	10,171	—		10,171	9,648
Premises and equipment	1,496	—		1,496	2,095
	24,682	29		24,711	24,784

Income before income taxes	897	8,073		8,970	9,039

Income tax provision	1,977	(1,156)	2(c)	821	821

Net income (loss)	$(1,080)	$9,229		$8,149	$8,218

Basic and diluted income (loss) per common share (note 5)	$(0.10)			$0.31	$0.33

Weighted average number of common shares outstanding	43,173,000			20,661,000	19,437,000

VersaBank

Proforma Consolidated Statements of Comprehensive Income (Loss)

For the year ended October 31, 2015

(unaudited)

(thousands of Canadian dollars)

			VersaBank	VersaBank
	PWC		Proforma	Pre-
	Capital Inc.	Adjustments	Consolidated	Amalgamation

Net income (loss)	$(1,080)	$9,229	$8,149	$8,218

Other comprehensive income (loss), net of tax
Net unrealized losses on assets held as available-for-sale	(6)	—	(6)	(6)

Comprehensive income (loss)	$(1,086)	$9,229	$8,143	$8,212

VERSABANK

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands, except per share amounts)

1.              Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements of VersaBank (“the Bank”) have been prepared by management from the unaudited interim consolidated financial statements of PWC Capital Inc. (“PWC”) as at July 31, 2016 and for the period November 1, 2015 to July 31, 2016 and the audited consolidated financial statements of PWC for the year ended October 31, 2015 with pro forma adjustments determined in accordance with regulatory requirements.

The accounting policies applied by PWC in these unaudited pro forma consolidated financial statements are the same as those applied by PWC as at and for the year ended October 31, 2015 and are detailed in Note 3 of PWC’s 2015 Audited Consolidated Financial Statements.

The unaudited proforma consolidated financial statements of PWC include the accounts of all of its subsidiaries, including the Bank, as PWC controls these subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

The unaudited pro forma consolidated financial statements give effect to certain capital transactions to be undertaken by PWC as described in note 2 and the amalgamation of PWC and the Bank as described in note 3. The unaudited pro forma consolidated balance sheet as at July 31, 2016 has been prepared as if these transactions had occurred on July 31, 2016. The unaudited pro forma consolidated statements of income and comprehensive income for the nine months ended July 31, 2016 and for the year ended October 31, 2015 have been prepared as if these transactions had occurred on November 1, 2015 and November 1, 2014, respectively.

The pro forma consolidated financial statements are not necessarily indicative of the financial position and results of operations of PWC that would have occurred if these transactions had taken place on the dates indicated.   The pro forma consolidated financial statements are also not necessarily indicative of the financial position and operating results which may be obtained for the continuation of the Bank in the future.

The pro forma consolidated financial statements should be read in conjunction with the unaudited interim consolidated financial statements of PWC as at July 31, 2016 and for the period November 1, 2015 to July 31, 2016, the audited consolidated financial statements of PWC for the year ended October 31, 2015, the unaudited consolidated financial statements of the Bank as at July 31, 2016 and for the period November 1, 2015 to July 31, 2016 and the audited consolidated financial statements of the Bank for the year ended October 31, 2015.

2.              Pro Forma Adjustments for PWC Capital Inc.Transactions.

a)             Draw of maximum additional indebtedness of $ 3,345 in accordance with the Loan Facility with 340268 Ontario Limited.

b)             Redemption of Class A Preferred Shares and debt in accordance with their terms:

	Redemption Amounts	Carrying Value	Loss
Class A Preferred Shares	$1,061	$1,061	$—
7.5% notes due March 31, 2017	984	956	(28)
Other liabilities	1,300	1,300	—
	$3,345	$3,317	$(28)

The carrying value of the 7.5% notes is comprised of notes payable of $931 and accrued interest of $25.

Also included in other liabilities at July 31, 2016 is $1,050 owing to 340268 Ontario Limited that will be included in 340268 Ontario Limited indebtedness and repaid in Bank shares as described in note 2(e).

The redemption of the 7.5% notes and other liabilities would result in a reduction in notes payable interest expense of $85 for the nine months ended July 31, 2016 ($80 for the year ended October 31, 2015).

c)              Exchange of Class B Preferred Shares:

	Exchange Amounts	Carrying Value	Gain
Class B Preferred Shares	$23,656	$25,473	$1,817

Each of the 1,094,058 PWC Class B Preferred Shares will be exchanged for 152.266 PWC Common Shares or, in aggregate, 166,588,602 PWC common shares valued at $0.142 per share.

The carrying value of the Class B Preferred Shares is comprised of preferred share liabilities of $25,320, and accrued dividends of $153.

The exchange of the Class B Preferred Shares would result in a reduction in preferred share liability interest expense of $1,848 for the nine months ended July 31, 2016 ($3,347 for the year ended October 31, 2015).

On May 15, 2015 PWC redeemed 800,000 Class B Preferred Shares and recorded a gain on settlement of $1,789 in the consolidated statements of income (loss) for the year ended October 31, 2015.  The unaudited pro forma consolidated statements of income (loss) for the year ended October 31, 2015 eliminates this gain on the assumption that this transaction occurred prior to the start of the reporting period.

Income tax expense includes Part VI.1 tax which is a tax on dividends paid on taxable preferred shares.  The exchange of the Class B Preferred Shares would result in a reduction in income tax expense related to Part V1.1 tax of $551 for the nine months ended July 31, 2016 ($1,156 for the year ended October 31, 2015).

d)             Exchange of Series C Notes

	Exchange Amounts	Carrying Value	Loss
Series C Notes	$65,417	$60,145	$(5,272)

Series C notes with a principal amount of $61,686 will be acquired by PWC in exchange for 7,468.211 PWC Common Shares for each $1,000 principal amount or 460,684,102 PWC Common Shares valued at $0.142 per share.

The carrying value of the Series C Notes is comprised of notes payable of $59,675 and accrued interest of $470.

The exchange of the Series C Notes would result in a reduction in notes payable interest expense of $4,779 for the nine months ended July 31, 2016 ($6,322 for the year ended October 31, 2015).

e)              Exchange of indebtedness to 340268 Ontario Limited. (340268)

	Exchange Amounts	Carrying Value	Loss
340268 Indebtedness	$11,694	$11,639	$(55)

Indebtedness with a principal amount of $11,595 will be settled by PWC in exchange for 7,103 PWC Common Shares for each $1,000 principal amount or  82,357,598 PWC Common Shares valued at $0.142 per share. The carrying amount includes accrued interest of $44.

Of the $11,595 outstanding, $1,094 comprised of $1,050 principal and $44 accrued interest was included in other liabilities at July 31, 2016.

The exchange of indebtedness to 340268 would result in a reduction in other interest expense of $369 for the nine months ended July 31, 2016 ($142 for the year ended October 31, 2015).

f)               Exchange of DSU’s

	Exchange Amounts	Carrying Value	Gain
DSU’s	$23	$30	$7

Outstanding PWC DSU’s of 160,660 will be exchanged on a 1:1 ratio for PWC Common Shares valued at $0.142 per share.

The exchange of DSU’s would result in an increase in salaries expense as a result of a recovery of $2 recorded for the nine months ended July 31, 2016 ($29 for the year ended October 31, 2015).

3.              The amalgamation of PWC with the Bank pursuant to Section 228 of the Bank Act (Canada) (the “Amalgamation”) will result in each PWC Common Share being converted into Common Shares of the amalgamated entity, VersaBank.

a)             Share Exchange

Exchange of all of the 754,383,223 PWC Common Shares outstanding for 13,839,670 Bank shares on the basis of 54.508758 PWC Common Shares for 1 Bank Common Share.  Cancellation by the Bank of 12,615,219 Common Shares of the Bank previously owned by PWC. The amalgamation results in the elimination of PWC equity balances, recognition of $471 to other assets and the recognition of incremental assets of $13,500 on acquisition.

b)             Transaction costs

Costs of the transaction are estimated to be $2,470, before income taxes of $668 for a net amount of $1,802.

4.              Impact on VersaBank:

Common share capital, July 31, 2016	$147,369
Preferred share capital, July 31, 2016	29,337
176,706

Incremental assets recognized	13,500

Other net liabilities assumed	(3,638)

Costs of transaction, net of tax of $668	(1,802)

Amalgamated share capital, July 31, 2016	$184,766

Number of common shares outstanding, July 31, 2016	20,095,065

Shares exchanged on amalgamation	13,839,670

Cancelled on amalgamation	(12,615,219)

Number of common shares outstanding of the amalgamated Bank	21,319,516

5.              Pro Forma Earnings Per Share:

for the nine months ended
July 31
2016

Proforma net income	$6,401
Less: dividends on preferred shares	(1,650)
4,751

Average number of common shares outstanding	21,007,000

Income per share:	$0.23

for the year ended
October 31
2015

Proforma net income	$8,149
Less: dividends on preferred shares	(1,822)
6,327

Average number of common shares outstanding	20,661,000

Income per share:	$0.31

Employee stock options would not have a dilutive impact as the exercise price is greater than the average market price. The Series 1 and Series 3 NVCC preferred shares are contingently issuable shares and do not have a dilutive impact.